UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (date of earliest event reported): November 5, 2010

METROPCS COMMUNICATIONS, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	1-33409	20-0836269
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2250 Lakeside Boulevard Richardson, Texas		75082
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: 214-570-5800

(Former name or former address, if changed since last report): Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On November 5, 2010, MetroPCS Wireless, Inc. (“Wireless”), an indirect, wholly-owned subsidiary of MetroPCS Communications, Inc. (“Communications”), entered into an Underwriting Agreement (the “Underwriting Agreement”) with J.P. Morgan Securities LLC, as the sole underwriter (the “Underwriter”), and the Guarantors (as defined in the Underwriting Agreement), in connection with the public offering of 6  5/8% senior notes due 2020 in an aggregate principal amount of $1.0 billion (the “Notes”). The Notes, which will be issued at a price equal to 100.00% of the principal amount thereof, will be guaranteed on a senior unsecured basis by the Guarantors and by future direct and indirect domestic restricted subsidiaries of Wireless. The Notes were offered and sold under a prospectus, dated September 7, 2010, filed under Wireless’ effective shelf registration statement on Form S-3 (Registration No. 333-169237) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), as supplemented by a preliminary prospectus supplement and final prospectus supplement, in each case, dated November 5, 2010, and filed pursuant to Rule 424(b)(3) and Rule 424(b)(5) of the Securities Act, respectively. The Notes will be issued pursuant to an indenture, dated September 21, 2010, and a supplemental indenture, to be dated as of the closing, each entered into among Wireless, the Guarantors and Wells Fargo Bank, N.A., as trustee. Closing of the issuance and sale of the Notes (the “Offering”) is scheduled for November 17, 2010.

The Underwriting Agreement includes customary representations, warranties and agreements by Wireless and customary conditions to closing, the obligations of the parties and termination provisions. Additionally, Wireless has agreed to indemnify, defend and hold the Underwriter harmless against certain liabilities, including liabilities under the Securities Act, or contribute to payments that the Underwriter may be required to make in respect of such liabilities.

This description of the Underwriting Agreement is a summary only and is qualified in its entirety by the full and complete terms of the Underwriting Agreement, a copy of which is attached as Exhibit 1.1 hereto and incorporated herein by reference.

Wireless intends to use the net proceeds from the Offering of approximately $989.0 million (after underwriting discounts and commissions and estimated expenses) to fund Wireless’ redemption of up to all of the $950.0 million outstanding principal amount of its 9  1/4% senior notes due 2014 (the “2014 Notes”) at a price of 104.625% of the principal amount thereof, plus any accrued and unpaid interest to, but not including, the redemption date, and for general corporate purposes. The redemption would be made in accordance with the indentures governing the 2014 Notes.

Item 7.01.	Regulation FD Disclosure.

On November 5, 2010, Communications issued a press release announcing the commencement of the Offering. A copy of this press release is attached as Exhibit 99.1 hereto.

Also on November 5, 2010, Communications issued a press release announcing the pricing of the Notes. A copy of this press release is attached as Exhibit 99.2 hereto.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

EXHIBIT NUMBER		DESCRIPTION

1.1	—	Underwriting Agreement, dated as of November 5, 2010, by and among MetroPCS Wireless, Inc., the Guarantors (as defined therein) and J.P. Morgan Securities LLC.

12.1	—	Calculation of Ratio of Earnings to Fixed Charges.

99.1	—	Press release, dated November 5, 2010, announcing the launch of the Offering.

99.2	—	Press release, dated November 5, 2010, announcing the pricing of the Notes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

METROPCS COMMUNICATIONS, INC.

Date: November 10, 2010	By:	/s/ J. Braxton Carter
J. Braxton Carter
Executive Vice President and Chief Financial Officer